Exhibit 10.44

GRAHAM PACKAGING HOLDINGS COMPANY

&

GRAHAM PACKAGING COMPANY, L.P.

FORM OF IPO TRANSACTION BONUS AGREEMENT

IPO TRANSACTION BONUS AGREEMENT dated as of January     , 2010 and effective as of January     , 2010, (the “Agreement”) between Graham Packaging Holdings Company (“Holdings”), Graham Packaging Company, L.P., a Delaware Limited Partnership (“Limited Partnership”, or “L.P.” or “Company”), and                      (“Executive”).

WHEREAS, in consideration of Executive’s efforts in connection with the initial public offering by Graham Packaging Company, Inc. (the “Issuer”), the Company desires to provide to the Executive an IPO Transaction Bonus upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, the Company and the Executive hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.01 Affiliate. “Affiliate” means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with the Company and/or the Issuer, as applicable. For the purposes of this definition, the term “control” when used with respect to any Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

1.02 IPO. “IPO” shall mean the initial public offering and sale of shares of the Issuer’s common stock, $0.01 par value, pursuant to a registration statement (file number 333-163956) on Form S-1 for registration under the Securities Act of 1933, as amended (the “Act”).

1.03 IPO Effective Date. “IPO Effective Date” means the first date the Issuer offers and sells its common stock pursuant to a From S-1 registration statement.

1.04 IPO Transaction Bonus. “IPO Transaction Bonus” means the amount payable under this Agreement to the Executive upon the satisfaction of the conditions set forth herein.

ARTICLE 2

IPO TRANSACTION BONUS

2.01 IPO Transaction Bonus. At the discretion of the Company’s Chief Executive Officer, the Company shall pay Executive an IPO Transaction Bonus of up to                      dollars ($                ) upon the IPO Effective Date so long as the Executive remains employed with the Company or an Affiliate on the IPO Effective Date.

2.02 Payment and Distribution. The Executive’s IPO Transaction Bonus shall be paid to the Executive on the IPO Effective Date, or as soon as administratively possible after such date, but in no event later than five (5) business days after the IPO Effective Date.

2.03 Other Compensation. The IPO Transaction Bonus shall not be deemed to be compensation, bonus, or earnings for purposes of calculating any other payment or benefit from the Company or its Affiliates, including, without limitation, severance of any kind.

ARTICLE 3

MISCELLANEOUS

3.01 Amendment and Termination. This Agreement may not be amended, suspended, discontinued or terminated at any time without the written consent of all of the parties hereto.

3.02 Limitation of Executive’s Right. Nothing in this Agreement shall be construed as conferring upon the Executive any right to continue in the employment of Company, nor shall it interfere with the rights of Company to terminate the employment of the Executive and/or to take any personnel action affecting the Executive without regard to the effect which such action may have upon the Executive as a recipient or prospective recipient of benefits under this Agreement. Any amounts payable hereunder shall not be deemed salary or other compensation to the Executive for the purposes of computing benefits to which the Executive may be entitled under any other arrangement established by Company for the benefit of its employees.

3.03 No Limitation on Company Actions. Nothing contained in the Agreement shall be construed to prevent Company from taking any action that is deemed by it to be appropriate or in its best interest. Neither the Executive nor any other person shall have any claim against Company as a result of such action.

3.04 Obligations to Company. If the Executive becomes entitled to a distribution of benefits under this Agreement, and if at such time the Executive has outstanding any debt, obligation, or other liability representing an amount owing to Company, then Company may offset such amount owed to it against the amount of benefits otherwise distributable. Such determination shall be made by the Company.

3.05 Nonalienation of Benefits. Except as expressly provided herein, the Executive shall not have the power or right to transfer, alienate, or otherwise encumber the Executive’s interest under the Agreement.

3.06 Protective Provisions. The Executive shall cooperate with Company by furnishing any and all information requested by Company in order to facilitate the payment of benefits hereunder.

3.07 Withholding Taxes. The Company may make such provisions and take such action as it deems necessary or appropriate for the withholding of any taxes which Company is required by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any benefits under the Agreement, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Executive. The Executive, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

3.08 Severability. If any provision of this Agreement is held unenforceable, the remainder of the Agreement shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Agreement.

3.09 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without reference to the principles of conflict of laws.

3.10 Headings. Headings are inserted in this Agreement for convenience of reference only and are to be ignored in the construction of the provisions of the Agreement.

3.11 Notice. Any notice or filing required or permitted to be given to the Company under this Agreement shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Human Resources Department, or to such other entity as the Company may designate from time to time. Such notice shall be deemed given as to the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Graham Packaging Holdings Company

Name:
Title:

Graham Packaging Company, L.P.

Name:
Title:

Executive